EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FIRST QUARTER 2010 FINANCIAL RESULTS

Highlights Include:

•                  Balance sheet strengthened with proceeds from financing and collaborator payments

•                  Initiation of commercial activities for Sucralose Enhancer by Firmenich

•                  Sweet Enhancer Program: Identification of the first Fructose Enhancers that demonstrate statistically significant enhancement of the sweet taste of fructose; Additional GRAS categories for S6973 Sucrose Enhancer; Advances with new Sucrose Enhancers

•                  Accelerated timing for regulatory filing with Bitter Blockers S6821 and S0812

SAN DIEGO, CA — April 29, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the first quarter ended March 31, 2010.  Revenues were $7.7 million for the first quarter of 2010, compared to $3.5 million for the first quarter of 2009, an increase of 120%.  As of March 31, 2010, the Company had cash, cash equivalents, and short term investments of approximately $54 million.

“The beginning of 2010 has been very eventful for Senomyx,” stated Kent Snyder, Chief Executive Officer of the Company.  “We strengthened our balance sheet through our February financing and the receipt of nearly $10 million in milestone and license fee payments from collaborators.  In addition, for the first time in Senomyx’s history, three of our collaborators, Nestlé SA, Ajinomoto Co., Inc., and Firmenich SA, are conducting new market introductions of products that contain Senomyx flavor ingredients.

“We are pleased to announce today that Firmenich, a global leader in providing ingredients and flavor systems to major consumer companies, has initiated commercial activities for Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose,” Snyder said.  “Firmenich has exclusive worldwide rights to market our sucralose enhancer as either a stand-alone ingredient or as part of a flavor system in virtually all product categories.

“In addition, Nestlé, the world’s largest food and beverage company, is continuing marketing activities with products that incorporate Senomyx’s savory flavor ingredients in the Pacific Rim, Latin America, and Africa,” Snyder stated.  “Ajinomoto, a leading global manufacturer of food and culinary products, is engaged in initial commercial introductions of products that contain a Senomyx flavor ingredient in Asia and another key region.

“Senomyx is also making excellent progress with our Discovery & Development programs,” Snyder noted. “We continue to be especially excited about the Company’s success in developing sweet enhancers and bitter blockers, and the potential long-term value of these ingredients.  Our identification of the first enhancers for fructose, our advances with new sucrose enhancers, and the anticipated accelerated timing for regulatory filings with our bitter blockers, are all significant accomplishments for Senomyx.”

Also related to Senomyx’s sweet enhancers, on April 26 Senomyx announced that the Company signed a term sheet with The Coca-Cola Company, the world’s largest beverage company.  This term sheet includes key commercial and financial terms for the potential continuation and expansion of a collaborative research program related to the discovery and commercialization of new flavor ingredients resulting from Senomyx’s sweet taste technology.  The two companies have been collaborating in the field of non-alcoholic beverages since April 2002.

Senomyx and The Coca-Cola Company have agreed to negotiate the definitive terms of a new collaborative agreement during the 60 day period after the signing of the term sheet, and during this period Senomyx will continue to receive funding at the same rate provided under the parties’ original collaboration agreement.

Senomyx also has a collaboration with Firmenich that gives them exclusive worldwide rights for commercialization of certain Senomyx sweet enhancers in virtually all food product categories.

In addition to the Company’s other progress, Senomyx increased its intellectual property portfolio during the past quarter.  As of March 31, 2010, Senomyx is the owner or exclusive licensee of 189 issued patents and 383 pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.  Technologies covered in the Company’s patents include taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.

Senomyx management will expand on the significance of the Company’s Discovery & Development advances and will provide comments regarding Senomyx’s corporate collaborations during a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today.  Details regarding access to the call and a subsequent archived recording are provided below.

Discovery & Development Program Updates:

Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  During the fourth quarter of 2009, Senomyx received a GRAS (Generally Recognized As Safe) regulatory designation for S6973, the Company’s sucrose (table sugar) enhancer.  The GRAS designation allows S6973, which enables up to 50% reduction of sugar in certain foods and beverages while maintaining the sweet taste of natural sugar, to be incorporated into specified products in the U.S. and in numerous other countries.  During the first quarter of 2010, Senomyx was notified that the GRAS status for S6973 was extended to instant coffee and tea, as well as imitation dairy products such as non-dairy creamers and whiteners.  Previous GRAS product categories for S6973 include baked goods, cereals, gum, condiments and relishes, confectioneries and frostings, frozen dairy offerings, fruit ices, gelatins and puddings, hard and soft candy, jams and jellies, milk products, and sauces.

Additional advances with the Sweet Enhancer Program include the identification of a new family of sucrose enhancers that allow for up to 40% reduction of sugar in preliminary taste tests.  These alternative sucrose enhancers have distinct physical properties that may be advantageous for a broad range of beverages and other product applications that have specific requirements due to special packaging and storage conditions.

In March 2010, the Company announced the identification of the first Senomyx flavor ingredients that demonstrate a statistically significant amplification of the sweet taste of fructose, a key component of high fructose corn syrup, a widely used sweetener.  High fructose corn syrup is the primary sweetener used in carbonated and certain other beverages, especially in North America.  The new fructose enhancers will be optimized to increase their potency and evaluated further in taste tests.

Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Due to the considerable progress made since the beginning of the year, Senomyx now projects that the Company will be in position to submit regulatory applications for its S6821 bitter blocker during the fourth quarter of 2010.  S0812, another promising bitter blocker, has met the Company’s requirements for advancement into the development phase.  Senomyx believes development activities with S0812 will conclude by year-end and regulatory filings will be made in early 2011.

Taste tests have demonstrated that S6821 and S0812, alone or in combination, can provide statistically significant reductions in the bitterness of a variety of product prototypes and food ingredients including tea, cocoa, menthol, various proteins, and the sweeteners Rebaudioside-A (a derivative of the stevia plant), Acesulfame potassium (Ace-K), and saccharine.

Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Senomyx has identified enhancers of sodium chloride that are active in the Company’s proprietary screening assays based on SNMX-29.  In addition to conducting taste tests, the Company’s scientists are using a number of chemistry and biology approaches to explore the role of SNMX-29 and other proteins that may contribute to the perception of salt taste, with the objective of demonstrating a taste proof-of-concept.

Cooling Flavor Program:  The goal of the Cooling Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx reported previously that it had identified cooling flavors from six different sample classes that demonstrated a taste proof-of-concept.  In cooperation with Firmenich, the Company’s partner for this program, three sample classes have been prioritized to be the focus of further optimization.  Some of these new cooling flavors have displayed cooling properties that exceed those of commonly used agents.

Financial Review:

Revenues were $7.7 million for the first quarter of 2010, compared to $3.5 million for the first quarter of 2009, an increase of 120%.  The increase was primarily due to the recognition of $4.7 million in license fee, milestone, cost reimbursement and R&D funding revenue related to the Company’s August 2009 Sweet Enhancer collaboration with Firmenich.  First quarter 2010 revenues include a total of $2.4 million in non-recurring milestone payments and cost reimbursements from collaborators.

Research and development expenses, including non-cash stock-based compensation expense, were $6.4 million for the first quarter of 2010, compared to $7.6 million for the first quarter of 2009, a decrease of 16%.  This decrease was primarily due to lower personnel expenses and lower expenditures for outside services and research supplies.  General and administrative expenses, including non-cash stock-based compensation expense, were $3.1 million for the first quarter of 2010, compared to $3.3 million for the first quarter of 2009, a decrease of 5%.

The net loss for the first quarter of 2010 was $0.05 per share, compared to a net loss of $0.24 per share for the first quarter of 2009.

“The first quarter operating results were in-line with the Company’s expectations,” said Tony Rogers, Vice President and Chief Financial Officer.  “We significantly improved our balance sheet through our financing in February and through payments from our collaborators.  During the first three months of the year we increased our cash position by about $23 million to end the first quarter with approximately $54 million in cash, cash equivalents and investments available for sale.  With our strong balance sheet, we are well positioned to continue our discovery and development activities and to advance additional flavor ingredients toward commercialization.”

2010 Outlook:

“We are reiterating our guidance for 2010 revenues, expenses, net loss and cash utilization,” Rogers stated.  “Based on the issuance of common stock in February associated with our financing transaction, we are accordingly revising our net loss per share guidance.”

For the full year 2010, Senomyx now expects:

•                  Total revenues of $20 million to $24 million

•                  Total expenses of $42 million to $44 million, of which $5 million to $6 million is non-cash, stock-based compensation expense

•                  Net loss of $18 million to $21 million

•                  Basic and diluted net loss of $0.48 to $0.56 per share

•                  Net cash used in operating activities between $14 million and $16 million

“I would like to point out that under GAAP, the proceeds from our financing transaction are not included in cash used in operating activities and therefore, our financing transaction does not necessitate a change to our cash utilization guidance,” Rogers noted.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4214, and international callers should dial 617-213-4866, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 72183290.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PBRVNJJJ4. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor-based technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2010 financial results and anticipated financial condition; our plans to enter into a new collaboration agreement with The Coca-Cola Company; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S6973 and other sweetness enhancers; Firmenich’s ability to commercialize our sucralose enhancer when anticipated and market acceptance of our sucralose enhancer; the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to confirm the role of SNMX-29 or other proteins in the perception of salt taste and to successfully complete development activities for bitter blockers, other sweetness enhancers and flavor ingredients when anticipated; and Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages when anticipated or at all. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx may not be able to reach agreement with The Coca-Cola Company for the final terms of a new collaboration agreement; even if Senomyx enters into a new collaboration agreement with The Coca-Cola Company, it may not be on favorable terms or on the terms described in the term sheet; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers	Gwen Rosenberg
Vice President and Chief Financial	Vice President, Investor Relations &
Officer	Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Revenues
Development revenue	$6,921	$3,333
Commercial revenue	810	179
	7,731	3,512
Operating expenses:
Research and development (including $558 and $503 of non-cash stock-based compensation)	6,396	7,586
General and administrative (including $860 and $1,012 of non-cash stock-based compensation)	3,125	3,279
Total operating expenses	9,521	10,865

Loss from operations	(1,790)	(7,353)

Other income	10	12

Net loss	$(1,780)	$(7,341)

Basic and diluted net loss per share	$(0.05)	$(0.24)

Weighted average shares used in computing basic and diluted net loss per share	34,575	30,761

Condensed Balance Sheets

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$53,971	$31,074
Other current assets	1,020	866
Property and equipment, net	9,887	10,514
Total assets	$64,878	$42,454

Accounts payable, accrued expenses and other current liabilities	$4,339	$5,279
Deferred revenue	16,045	11,193
Leasehold incentive obligation	6,828	7,075
Deferred rent	1,428	1,400
Stockholders’ equity	36,238	17,507
Total liabilities and stockholders’ equity	$64,878	$42,454